SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934
Check the appropriate box:

☑	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement
DAVIDSON DIVERSIFIED REAL ESTATE II, L.P.

(Name of Registrant as Specified in Its Charter)
     Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY INFORMATION STATEMENT
DAVIDSON DIVERSIFIED REAL ESTATE II, L.P.
c/o The Altman Group, Inc.
1200 Wall Street, Third Floor
Lyndhurst, New Jersey 07071
(800) 217-9608
December __, 2008
     This Information Statement describes an amendment (the “Amendment”) to the Partnership Agreement, as amended (the “Partnership Agreement”), of Davidson Diversified Real Estate II, L.P., a Delaware limited partnership (the “Partnership”), to extend the term of the Partnership from December 31, 2008 to December 31, 2017.
     This Information Statement is first being mailed to the Partnership’s limited partners (the “Limited Partners”) of record as of December ___, 2008 (the “Record Date”) on or about December ___, 2008.
     On May 31, 2006, the Partnership refinanced its mortgage indebtedness secured by The Trails Apartments, a 248-unit apartment complex located in Nashville, Tennessee (the “Property”). The Property is held by a limited partnership in which the Partnership holds a 99.90% interest. The Partnership’s mortgage indebtedness matures on December 31, 2016. If the Partnership’s term is not extended, the Partnership will terminate and dissolve and the lender would be in a position to exercise remedies, including a potential acceleration of the maturity of the mortgage indebtedness and foreclosure on the Property. In addition, the Partnership’s dissolution would be an event of default under the financing agreement between the Partnership and the lender. If the Partnership does not adopt the Amendment, the Partnership will terminate and dissolve on December 31, 2008, and Davidson Diversified Properties, Inc., the managing general partner of the Partnership (the “Managing General Partner”), will promptly liquidate the assets of the Partnership. While the Managing General Partner is currently exploring a sale of the Property, the Managing General Partner is of the opinion that a sale of the Property at the current time may not be advantageous due to the poor economic conditions in the Property’s market area occasioned by the current credit crisis and, if a sale is advantageous, it will require flexibility as to timing. Therefore, the Partnership desires to amend the Partnership Agreement to extend the term until December 31, 2017.
     The Managing General Partner has conflicts of interest with respect to the Amendment. Continuation of the Partnership beyond 2008 will result in the Managing General Partner and its affiliates continuing to receive management and other fees and reimbursements from the Partnership, in accordance with the terms of the Partnership Agreement. These fees would not continue to be payable beyond 2008 if the Amendment is not adopted. See “Risk Factors — Risks of the Amendment — Affiliates of the Managing General Partner Will Continue to Receive Fees” and “Conflicts of Interest.”
     Pursuant to the Partnership Agreement, the consent of Limited Partners who own more than 50% of all outstanding units of limited partnership interest in the Partnership (“Units”) is required to approve the Amendment. As of the Record Date, 1,224.25 Units were issued and outstanding and affiliates of the Managing General Partner owned 706, or approximately 57.67%, of the outstanding Units. The Managing General Partner’s affiliates have indicated that they intend to consent to the Amendment. As a result, approval of the Amendment is assured, and your consent to the Amendment is not required.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
     Questions may be directed to the Information Agent, The Altman Group, Inc., at 1200 Wall Street, Third Floor, Lyndhurst, New Jersey 07071, telephone (800) 217-9608.

FORWARD-LOOKING STATEMENTS
     This Information Statement and the documents incorporated by reference contain certain forward-looking statements regarding the Partnership’s operations and business. Statements in this document that are not historical facts are “forward-looking statements.” These forward-looking statements include those relating to: the Partnership’s future business prospects and projected revenues, ownership, working capital, liquidity, capital needs, interest costs and income, timing of the Amendment and the Amendment’s tax consequences.
     The words “estimate,” “project,” “intend,” “think,” “opine,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Information Statement. Wherever they occur in this Information Statement or in other statements attributable to the Partnership, forward-looking statements are necessarily estimates reflecting best judgments. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Information Statement and other factors set forth from time to time in the Partnership’s reports and other information provided or made available to Limited Partners. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Information Statement. The Partnership and the Managing General Partner disclaim any intent or obligation to update forward-looking statements, except as required by law.
RISK FACTORS
     There are risks associated with the Amendment. In addition, the Managing General Partner is an affiliate of Apartment Investment and Management Company, a publicly traded real estate investment trust (“Aimco”), which, together with its other affiliates, may have interests that conflict with the interests of the Limited Partners. You should consider the following risks carefully:
Risks of the Amendment
     Continuation of the Partnership; No Definite Time Frame Regarding Sale of Property. The Managing General Partner proposes to provide flexibility to continue to operate the Partnership until December 31, 2017 and not require liquidatation at the present time. If the Partnership’s term is not extended and the Property is sold in the near future in connection with the Partnership’s liquidation, it is possible that the sale price received for the Property could be higher than the sale price received at some future time. The Partnership’s prospectus, dated October 16, 1984, pursuant to which the Units in the Partnership were sold, indicates that the Partnership was intended to be self-liquidating, subject to market conditions. The prospectus also indicated that there could be no assurance that the Partnership would be able to so liquidate and that, unless sooner terminated as provided in the Partnership Agreement, the existence of the Partnership would continue until the year 2008. The Managing General Partner regularly considers whether the Property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for the Partnership. In particular, the Managing General Partner considers changes in the local rental market, the potential for appreciation in the value of the Property and the tax consequences to you on a sale of the Property. While the Managing General Partner is currently exploring a sale of the Property, the Managing General Partner is of the opinion that a sale of the Property at the current time may not be advantageous due to the poor economic conditions in the Property’s market area occasioned by the current credit crisis and, if a sale is advantageous, it will require flexibility as to timing. The Managing General Partner does not know when any sale or other disposition of the Property will occur.
     Aimco and its Affiliates Control The Partnership and Their Control May Increase. Decisions with respect to the day-to-day management of the Partnership, including a refinancing of the Partnership’s mortgage indebtedness, are the responsibility of the Managing General Partner. The Managing General Partner is controlled by Aimco. In addition, affiliates of the Managing General Partner hold 706, or approximately 57.67%, of the outstanding Units. Pursuant to the Partnership Agreement, Limited Partners holding a majority of the outstanding Units must approve certain transactions, including removal and election of a general partner, termination or dissolution of the Partnership, certain sales of all or substantially all of the Partnership’s assets, the pledge or encumbrance of all or substantially all of the Partnership’s assets, the extension of the Partnership’s term, the assignment of a general partner’s interest, material changes in the Partnership’s investment objectives and policies, and amendments to the Partnership Agreement, other than amendments that convert a Limited Partner to a general partner, modify the limited liability of a Limited Partner, alter the interests of the general partners or Limited Partners, or affect the status of the Partnership as a partnership for federal income tax purposes. The Managing General Partner and its affiliates can significantly influence, and may have the ability to control under certain circumstances, many voting decisions with respect to the Partnership.
     A number of the Units held by affiliates of the Managing General Partner were acquired pursuant to tender offers made by Aimco or its affiliates. It is possible that Aimco or its affiliates will acquire additional Units in exchange for cash or a combination of cash and units in AIMCO Properties, L.P. (“AIMCO Properties”), the operating partnership of Aimco, either through private purchases or tender offers. The Amendment provides additional time for Aimco and its affiliates to purchase additional Units in the future, thereby possibly enabling increases in the influence Aimco and its affiliates have over the voting decisions of the Partnership. Accordingly, the Amendment may result in increased control of the Partnership by Aimco and its affiliates.
     There Is No Active Trading Market for Your Units. Although the Units are registered with the Securities and Exchange Commission (the “SEC”), there is no active trading market for the Units. There may be a limited number of prospective buyers for your Units in the future, and you may find it difficult or impossible to liquidate your investment at a price that exceeds the amounts you might receive on the liquidation and dissolution of the Partnership. The Managing General Partner cannot predict when any sale or other disposition of the Property will occur. While the Managing General Partner is currently exploring a sale of the Property, the Managing General Partner is of the opinion that a sale of the Property at the current time may not be advantageous due to the poor economic conditions in the Property’s market area occasioned by the current credit crisis and, if a sale is advantageous, it will require flexibility as to timing. If the Amendment is not approved, the Partnership will terminate on December 31, 2008; if the Amendment is approved, you may not be able to exit from the Partnership until December 31, 2017, or if this termination date is further extended, until such extended date.
     You May Be Required to Hold Your Units Indefinitely. The Managing General Partner is proposing to continue to operate the Partnership until December 31, 2017 and not to attempt to liquidate it at the present time. The Managing General Partner does not know when the Property will be sold or otherwise disposed of. Therefore, there may not be any way to liquidate your investment in the Partnership until the Property is sold and the Partnership is liquidated.
     The Value of the Property May Decline, and Your Investment Will Continue to Be at Risk. Until the Property is sold, the Partnership will continue to bear the investment risk associated with the continued ownership of the Property. The Partnership’s future success will depend upon many factors beyond the control of the Managing General Partner, including competitive activity, the need for capital expenditures, prevailing economic and market conditions and financial, business and other factors. These factors, and others, may cause the value of the Property and the Partnership to decline.
     Affiliates of the Managing General Partner Will Continue to Receive Fees. Affiliates of the Managing General Partner currently receive 5% of gross receipts from the Partnership’s properties as compensation for providing property management services. The Partnership paid approximately $272,000 for the nine months ended September 30, 2008, and $397,000 and $375,000 for the years ended December 31, 2007 and 2006, respectively, to affiliates of the Managing General Partner.
     Affiliates of the Managing General Partner received reimbursement of accountable administrative expenses of approximately $227,000 for the nine months ended September 30, 2008, and $330,000 and $360,000 for the years ended December 31, 2007 and 2006, respectively. The amounts include approximately $89,000, $133,000, and $175,000 of fees related to construction management services provided by an affiliate of the Managing General Partner for the nine months ended September 30, 2008 and the years ended December 31, 2007 and 2006, respectively.
     AIMCO Properties, an affiliate of the Managing General Partner, previously advanced the Partnership various funds to cover capital expenditures, operational expenses, real estate taxes and funds in connection with the refinancing of the mortgage encumbering Big Walnut Apartments, an investment property sold by the Partnership in October, 2008. No such advances were received during the nine months ended September 30, 2008. At September 30, 2008, there were no advances or associated accrued interest due to AIMCO Properties. At December 31, 2007, the amount of the outstanding advance balance and accrued interest due to AIMCO Properties was approximately $6,797,000. The Partnership repaid in full the entire advance balance and accrued interest of approximately $7,046,000 with proceeds from the sale of Reflections Apartments, an investment property sold by the Partnership in July, 2008. During the year ended December 31, 2007, the Partnership made a payment of approximately $200,000 of accrued interest to AIMCO Properties from cash reserves. The Partnership repaid approximately $3,496,000 of principal and approximately $1,338,000 of accrued interest to AIMCO Properties during the year ended December 31, 2006. Interest was charged at prime plus 1% and interest expense was approximately $249,000 for the nine months ended September 30, 2008, and $537,000 and $642,000 for the years ended December 31, 2007 and 2006, respectively.
     The Partnership accrued a real estate commission due to the Managing General Partner of $48,000 upon the sale of Shoppes at River Rock, an investment property previously owned by the Partnership, during the year ended December 31, 1999. During 2002, the Partnership paid $30,000 of the amount to an unaffiliated third party as part of a settlement regarding brokerage services. Approximately $18,000 is accrued at September 30, 2008 and December 31, 2007. Payment of this commission is subordinate to the Limited Partners receiving their original invested capital plus a cumulative non-compounded annual return of 8% on their adjusted invested capital.
     The Partnership insures its properties up to certain limits through coverage provided by Aimco, an affiliate of the Managing General Partner, which is generally self-insured for a portion of losses and liabilities related to workers compensation, property casualty, general liability and vehicle liability. The Partnership insures its properties above the Aimco limits through insurance policies obtained by Aimco from insurers unaffiliated with the Managing General Partner. During the nine months ended September 30, 2008, the Partnership was charged by Aimco and its affiliates approximately $236,000 for insurance coverage and fees associated with policy claims administration. Additional charges will be incurred by the Partnership during 2008 as other insurance policies renew later in the year. During the years ended December 31, 2007 and 2006, the Partnership was charged by Aimco and its affiliates approximately $202,000 and $215,000, respectively, for insurance coverage and fees associated with policy claims administration.
     The adoption of the Amendment and extension of the Partnership’s term will result in similar fees continuing to be paid for a longer period than would be the case if the term of the Partnership expired in 2008. Therefore, the interests of the Managing General Partner and its affiliates in continuing the Partnership may be different than those of any Limited Partners who desire to have the Partnership earlier dissolved and liquidated. See “Security Ownership of Certain Beneficial Owners and Management.”
Risks if the Amendment is Not Adopted
     The Lender May Be Able to Exercise Remedies Against the Partnership if the Amendment Is Not Adopted. The Partnership’s mortgage indebtedness matures on December 31, 2016. If the Partnership does not adopt the Amendment, the Partnership will terminate and dissolve on December 31, 2008. The Partnership’s dissolution would be an event of default under the financing agreement between the Partnership and the lender. The lender would be in a position exercise remedies, including a potential acceleration of the mortgage indebtedness and foreclosure on the Property, if the Partnership’s term is not extended.
     The Partnership May Be Required to Wind Up. If the Amendment is not adopted, the Partnership’s term will expire on December 31, 2008. If the Partnership’s term expires on December 31, 2008, the Partnership generally will be required to wind up and to dispose of the Property. The Managing General Partner is of the opinion that the Partnership’s negotiating leverage will be enhanced, and the net proceeds to the Partnership and the Limited Partners from the sale of the Property could be increased, if the Partnership has greater flexibility with respect to the timing of the sale of the Property. While the Managing General Partner is currently exploring a sale of the Property, the Managing General Partner is of the opinion that a sale of the Property at the current time may not be advantageous due to the poor economic conditions in the Property’s market area occasioned by the current credit crisis and, if a sale is advantageous, it will require flexibility as to timing. There can be no assurance, however, that the Partnership’s negotiating leverage will in fact be enhanced, or that the net sales proceeds from the sale of the Property will be increased, by an extension of the Partnership’s term.
     You Are Likely to Recognize Gain On a Disposition of the Property, Including by Foreclosure. Any sale, exchange or other disposition of any property by the Partnership, including by foreclosure, would likely result in the recognition of gain or loss by the Partnership equal to the difference between (i) the amount realized for the property and (ii) the Partnership’s tax basis (which has been reduced because of prior years’ depreciation deductions) in the property. The amount realized for each property would be the selling price for that property, less any expenses of sale, plus any liabilities assumed by the purchaser of the property or liabilities that the purchaser takes the property subject to. Any taxable gain or loss will pass through to the partners of the Partnership. A partner also will recognize gain or loss on the liquidation of its interest in the Partnership to the extent of the difference between: (i) the sum of the amount of cash (including a deemed distribution of cash equal to the partner’s share, under applicable tax principles, of the liabilities of the Partnership) and other property distributed to the partner by the Partnership; and (ii) the partner’s adjusted basis in his or her Partnership interest after adjustment for such partner’s share of any gain or loss from the Partnership. See “Material U.S. Federal Income Tax Consequences”. Even if the Amendment is adopted, the tax consequences described in this paragraph would likely result on a disposition of the Property, including by foreclosure. However, if the Amendment is adopted, the disposition of the Property, and therefore the taxable events, may take place in a later taxable year than if the Amendment is not adopted. However, there is no guarantee that the tax consequences will be deferred if the Amendment is adopted.
     Distributions from the Partnership May Not Be Sufficient to Cover Current Tax Liabilities of the Partners. As noted above, if the Property is sold or lost through the exercise of remedies by the lender, the Partnership will recognize taxable income from the disposition of the Property equal to the difference between the proceeds, if any, and the Partnership’s basis in the Property. Depending on the purchase price and related sales costs, a partner’s tax liability could be greater than the funds, if any, it receives from the Partnership. Because the amount realized includes liabilities assumed by the purchaser of the Property, or liabilities subject to which the purchaser takes the Property, there may be a significant tax liability in excess of the funds available on a sale. Similarly, on a foreclosure, the amount realized would generally include the full amount of the debt. In addition, the Partnership may also recognize taxable income due to cancellation of indebtedness, which also may create a significant risk of a tax liability in excess of the funds available. Any taxable income would be allocated to partners. A partner also will recognize gain or loss on the liquidation of its interest in the Partnership to the extent of the difference between: (i) the sum of the amount of cash (including a deemed distribution of cash equal to the partner’s share, under applicable tax principles, of the liabilities of the Partnership) and other property distributed to the partner by the Partnership; and (ii) the partner’s adjusted basis in his or her Partnership interest after adjustment for such partner’s share of any gain or loss from the Partnership. As noted above, the tax consequences of disposing of the Property would likely result at some time regardless of whether the Amendment is adopted, but may result earlier if the Amendment is not adopted.
THE AMENDMENT
The Amendment amends and restates Section 4 of the Partnership Agreement in its entirety to read as follows:
“The Partnership commenced as of the 29th day of June, 1984, and shall continue until the 31st day of December, 2017, unless previously terminated in accordance with the provisions of this Partnership Agreement.”
Effectiveness
     The Amendment will become effective when the Managing General Partner executes the Amendment. The Managing General Partner expects that the Amendment will become effective on or about December 31, 2008. There can be no assurance, however, that the Amendment will not become effective sooner or later than such date.
Reasons for the Amendment
     On May 31, 2006, the Partnership refinanced its mortgage indebtedness secured by the Property. The mortgage was refinanced to take advantage of more favorable financing rates and terms. The Partnership’s mortgage indebtedness matures on December 31, 2016. If the Partnership does not adopt the Amendment, the Partnership will terminate and dissolve on December 31, 2008 and the Managing General Partner of the Partnership will promptly liquidate the assets of the Partnership. In addition, the Partnership’s dissolution would be an event of default under the financing agreement between the Partnership and the lender. If the Partnership’s term is not extended, the lender would be in a position to exercise remedies, including a potential acceleration of the maturity of the mortgage indebtedness and foreclosure on the Property. While the Managing General Partner is currently exploring a sale of the Property, the Managing General Partner is of the opinion that a sale of the Property at the current time may not be advantageous due to the poor economic conditions in the Property’s market area occasioned by the current credit crisis and, if a sale is advantageous, it will require flexibility as to timing. Since the Partnership does not want to lose the Property in an involuntary disposition such as foreclosure, the Partnership desires to amend the Partnership Agreement to extend the term until December 31, 2017.
Alternatives to the Amendment
     If the Amendment is not approved, the Partnership will terminate and dissolve on December 31, 2008 and the Partnership will default on its existing mortgage. The holder of the Partnership mortgage debt would be in a position to exercise remedies, including a potential acceleration of the maturity of the mortgage indebtedness and foreclosure on the Property. A foreclosure would likely result in 1) lesser net proceeds than might be received following an orderly sale of the Property in a more advantageous climate, and possibly zero proceeds, and 2) the recognition of gain or loss by the Partnership equal to the difference between (i) the amount realized for the Property and (ii) the Partnership’s tax basis (which has been reduced because of prior years’ depreciation deductions) in the Property. The amount realized for the Property would be the amount of the outstanding indebtedness secured by the Property, less any expenses of sale, plus any liabilities assumed by the purchaser of the Property or liabilities subject to which the purchaser takes the Property. Any taxable gain or loss would pass through to the partners of the Partnership.
Alternatives to the Refinancing
     At the time of the refinancing of the Property in 2006, the Partnership’s then-existing mortgage indebtedness was scheduled to mature in December, 2009. The mortgage was refinanced to take advantage of more favorable financing rates and terms. At the time the refinancing was considered, the Managing General Partner considered other alternatives to the refinancing, including a sale of the Property and repayment of the then-existing mortgage indebtedness or a refinancing of the then-existing mortgage indebtedness with a shorter loan term such that the maturity of the mortgage indebtedness would occur prior to the expiration of the Partnership’s term. The Managing General Partner was of the opinion that a sale of the Property at that time was not advantageous due to the general market conditions for a sale of a multifamily housing property in the Property’s market area. In addition, the Managing General Partner did not want to refinance the mortgage indebtedness with such a shorter loan term because it wanted to preserve maximum flexibility by not being required to refinance the mortgage indebtedness or sell the Property in two years.
Regulatory Approvals
     Other than the filing and distribution of this Information Statement, no regulatory approvals are required for the Amendment.
CONFLICTS OF INTEREST
     The Managing General Partner is an affiliate of Aimco. Aimco and its affiliates, including the Managing General Partner, may have interests that conflict with the interests of the Limited Partners.
     Affiliates of the Managing General Partner Will Continue to Receive Fees. Affiliates of the Managing General Partner currently receive management and other fees and reimbursements from the Partnership, in accordance with the terms of the Partnership Agreement. The adoption of the Amendment and extension of the Partnership’s term will result in similar fees continuing to be paid for a longer period than would be the case if the term of the Partnership expired in 2008. Therefore, the interests of the Managing General Partner and its affiliates in continuing the Partnership may be different than those of any Limited Partners who desire to have the Partnership earlier dissolved and liquidated. See “Risk Factors — Risks of the Amendment — Affiliates of the Managing General Partner Will Continue to Receive Fees.”

     Aimco May Buy Units in Future Tender Offers. Aimco and its affiliates hold 706, or approximately 57.67%, of the outstanding Units. A number of these Units were acquired pursuant to tender offers made by Aimco or its affiliates. The Amendment provides additional time for Aimco and its affiliates to purchase additional Units in the future, thereby increasing the influence Aimco and its affiliates have over the voting decisions of the Partnership. Accordingly, the Amendment may result in increased control of the Partnership by Aimco and its affiliates.
     Aimco and its Affiliates May Sell their General Partner Interests. The adoption of the Amendment and extension of the Partnership’s term will provide the Managing General Partner additional time to potentially sell its general partner interests. If the Amendment is not adopted and the Partnership expires in December, 2008, the Managing General Partner will liquidate the Partnership and the Managing General Partner will likely not sell its general partner interests. The Managing General Partner has from time to time considered selling its general partner interest in the Partnership and if the Managing General Partner sells such interest, the Partnership will seek the consent of Limited Partners for admission of a new managing general partner, in accordance with the Partnership Agreement. Since the Managing General Partner’s affiliates hold a majority of the outstanding Units, admission of a new managing general partner is assured. The can be no assurance of the timing of any sale of the general partner interest or admission of a new managing general partner, if at all.
NO APPRAISAL RIGHTS
     Limited Partners are not entitled to dissenters’ appraisal rights under Delaware law or the Partnership Agreement in connection with the Amendment.
INFORMATION ABOUT THE PARTNERSHIP
     General. The Partnership was organized on June 11, 1984 under the laws of the State of Delaware. Its primary business is real estate ownership and related operations. The Partnership was formed for the purpose of operating and holding real estate properties for investment. The Partnership’s investment portfolio currently consists of one multifamily residential property. The general partners of the partnership are the Managing General Partner, Davidson Equities, Limited, as associate general partner, and David W. Talley, as individual general partner. The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, and its telephone number is (864) 239-1000.
     The Partnership does not have any employees and depends on the Managing General Partner and its affiliates for the management and administration of all Partnership activities.
     Additional Information. The Partnership, Aimco and AIMCO Properties are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports and other information with the SEC relating to the business, financial condition and other matters of each of the foregoing entities. Such reports and other information may be inspected at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants filed electronically with the SEC.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following summary of the material U.S. Federal income tax consequences is based upon current U.S. Federal tax law which is subject to change, possibly with retroactive effect. This summary is for general information only and does not address all aspects of U.S. Federal income taxation that may be relevant in the particular circumstances of each Limited Partner or to Limited Partners subject to special treatment under the Internal Revenue Code (the “Code”). In addition, this summary does not address any state, local or foreign tax consequences.
     There will be no Federal or state income tax consequences resulting solely from the approval of the Amendment. If the Partnership is required to sell the Property, or the lender forecloses on the Property, the Partnership likely would recognize gain or loss, which would pass through to the partners of the Partnership.

     The description set forth below is a general description of the tax consequences that a partner of the Partnership may incur as a result of a sale of any of the Partnership’s property or a foreclosure by the lender in the future, and the subsequent distribution of any proceeds of sale in liquidation of the Partnership, assuming that the applicable tax rates and tax laws remain unchanged from those in existence for the 2008 tax year. Each partner should consult with his or her own tax advisor to determine his or her particular tax consequences.
     A sale, exchange or other disposition of any property by the Partnership would likely result in the recognition of gain or loss by the Partnership equal to the difference between (i) the amount realized for the property and (ii) the Partnership’s tax basis (which has been reduced because of prior years’ depreciation deductions) in the property. The amount realized for the property would be the selling price for the property, less any expenses of sale, plus any liabilities assumed by the purchaser of the property or liabilities that the purchaser takes the property subject to. In addition, the Partnership may recognize cancellation of indebtedness income to the extent it is unable to satisfy other Partnership indebtedness that is not assumed by the purchaser of the property. Any taxable gain or loss and cancellation of indebtedness income will pass through to the partners of the Partnership.
     Any gain or loss recognized as a result of the transfer of any property may be characterized for taxation purposes as ordinary or capital, or a combination of both. To the extent that any part of a property being sold consists of depreciable personal property under Code Section 1245 or depreciable real property under Code Section 1250, some or all gain on a transfer of such property may be treated as ordinary income. Some portion of any capital gain recognized on the Property may be considered “unrecaptured section 1250 gain” that is taxable at a maximum Federal individual rate of 25%. Generally, the unrecaptured section 1250 gain tax rate applies only to individuals and certain other noncorporate taxpayers. Gain in excess of Code Section 1245 and Code Section 1250 gain and unrecaptured section 1250 gain generally will be taxed as Code Section 1231 gain, which may be taxed at capital gain rates (currently, the maximum capital gains tax rate applicable to individuals and certain other noncorporate taxpayers is 15%) depending upon your individual tax circumstances. Any loss from a disposition of the property may be characterized as ordinary loss, subject to certain rules that may require a partner to re-characterize the loss as capital loss. Any cancellation of indebtedness income would be taxable as ordinary income at a maximum Federal individual rate of 35.0%. The rates set forth above are the Federal tax rates that currently are in effect for 2008.
     The proceeds available for distribution to the partners of the Partnership in the event of a sale of the Property or a foreclosure by the lender may be less than any tax liabilities resulting from such sale or foreclosure. Any taxable income would be allocated to partners. Accordingly, a Limited Partner may need to use funds from other sources to satisfy any such tax liabilities. Because the amount realized on a sale includes liabilities assumed by the purchaser of the Property, or liabilities that the purchaser takes the Property subject to, there may be a significant tax liability in excess of the funds available. Similarly, on a foreclosure the amount realized would generally include the full amount of the debt. In addition, the Partnership may also recognize taxable income due to cancellation of indebtedness, which also may create a significant risk of a tax liability in excess of the funds available. Any taxable income would be allocated to partners. As noted above, the tax consequences of disposing of the Property would likely result at some time regardless of whether the Amendment is adopted, but may result earlier if the Amendment is not adopted.
     A partner also will recognize gain or loss on the liquidation of its interest in the Partnership to the extent of the difference between: (i) the sum of the amount of cash (including a deemed distribution of cash equal to the partner’s share, under applicable tax principles, of the liabilities of the Partnership) and other property distributed to the partner by the Partnership; and (ii) the partner’s adjusted basis in his or her Partnership interest after adjustment for such partner’s share of any gain or loss from the Partnership.
     If a partner possesses suspended tax losses, tax credits, or other items of tax benefit, a partner may be able to use such items to reduce any tax liability that arises with respect to the sale of the Property or a foreclosure by the lenders, and the liquidation of the partner’s interest in the Partnership.
THE TAX CONSEQUENCES TO A PARTICULAR PARTNER ARE DEPENDENT IN PART ON FACTS THAT ARE UNIQUE TO EACH PARTNER. WE URGE EACH LIMITED PARTNER TO CONSULT HIS

OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
     IRS CIRCULAR 230 NOTICE. To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Code. The advice contained in this communication was written to support the promotion or marketing of the transaction or matter addressed by the advice. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     Except as noted below, no person or entity was known by the Managing General Partner to be the beneficial owner of more than 5% of the Units of the Partnership as of September 30, 2008.
Class — Limited Partners

	Approximate		Approximate
Entity Name and Address	Number of Units		Percent of Class
AIMCO Properties, L.P. [1,3]	706.00	[2]	57.67%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

AIMCO IPLP, L.P. [3,4]	158.50	[5]	12.95%
55 Beattie Place P.O. Box 1089 Greenville, SC 29602

Cooper River Properties, L.L.C. [3,6]	122.75	[7]	10.03%
55 Beattie Place P.O. Box 1089 Greenville, SC 29602

[1]	AIMCO-GP, Inc., a Delaware corporation, is the sole general partner of AIMCO Properties, and owns a 1.03% general partner interest in AIMCO Properties. AIMCO-GP, Inc. is wholly owned by Aimco. As of December 31, 2007, AIMCO-LP, Inc., a Delaware corporation, owns an 89.8% limited partner interest in AIMCO Properties. AIMCO-LP, Inc. is wholly owned by Aimco.

[2]	AIMCO Properties, AIMCO-GP, Inc. and Aimco share voting and dispositive power over 706.00 Units, representing approximately 57.67% of the class.

[3]	Aimco may be deemed the beneficial owner of the Units held by the AIMCO Properties, AIMCO-GP, Inc., AIMCO/IPT, Inc., AIMCO IPLP, L.P. and Cooper River Properties, L.L.C. by virtue of its indirect majority or whole ownership of those Limited Partners. AIMCO-GP, Inc. holds its Units, directly or indirectly, as nominee for AIMCO Properties, which is the beneficial owner of all Units held by AIMCO-GP, Inc.

[4]	AIMCO/IPT, Inc. holds a 70% interest in AIMCO IPLP, L.P. as its general partner, and it is wholly owned by Aimco. AIMCO Properties holds a 30% interest in AIMCO IPLP, L.P. as the limited partner.

[5]	AIMCO Properties, AIMCO-GP, Inc., Aimco, AIMCO/IPT, Inc. and AIMCO IPLP, L.P. share voting and dispositive power over 158.50 Units, representing approximately 12.95% of the class.

[6]	AIMCO IPLP, Inc. is the sole member of Cooper River Properties, L.L.C.

[7]	AIMCO Properties, AIMCO-GP, Inc., Aimco, AIMCO/IPT, Inc., AIMCO IPLP, L.P. and Cooper River Properties, L.L.C. share voting and dispositive power over 122.75 Units, representing approximately 10.03% of the class.
     None of the Managing General Partner’s directors or officers own any Units.
NO CONSENTS REQUIRED
     The Partnership has fixed December ___, 2008 as the Record Date for determining Limited Partners entitled to notice of the Amendment.
     Pursuant to the Partnership Agreement, the consent of Limited Partners who own more than 50% of all outstanding Units is required to approve the Amendment. As of the Record Date, 1,224.25 Units were issued and outstanding and affiliates of the Managing General Partner owned 706, or approximately 57.67%, of the outstanding Units. The Managing General Partner’s affiliates have indicated that they intend to consent to the Amendment. As a result, approval of the Amendment is assured, and your consent to the Amendment is not required. We are providing this Information Statement in order to notify you of the background and terms of the Amendment.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Only one Information Statement is being delivered to multiple Limited Partners sharing an address unless the Partnership has received contrary instructions from one or more of Limited Partners.
     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this Information Statement, including copies of all documents incorporated by reference into this Information Statement, to a Limited Partner at a shared address to which the Partnership delivered a single copy of the Information Statement. If a Limited Partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this Information Statement, the Limited Partner may contact the Partnership c/o The Altman Group, 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; telephone: (800) 217-9608; facsimile: (201) 460-0050.
     A Limited Partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that Limited Partners sharing an address request delivery of a single copy of this Information Statement if they are receiving multiple copies of this Information Statement.
DAVIDSON DIVERSIFIED REAL ESTATE II, L.P.
THE INFORMATION AGENT IS:
THE ALTMAN GROUP, INC.

By Mail, Overnight Courier or Hand:	By Facsimile:	For Information please call:

1200 Wall Street, Third Floor Lyndhurst, New Jersey 07071	(201) 460-0050	TOLL FREE (800) 217-9608